Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Wayside Technology Group, Inc. (the “Company”) on Form S-8 (No. 333-184573), pertaining to the Company’s 2012 Stock-Based Compensation Plan, Form S-8 (No. 333-136211), pertaining to the Company’s 2006 Stock-Based Compensation Plan, and on Form S-8 (No. 333-72249) pertaining to the Company’s 1986 Stock Option Plan, the Company’s 1995 Stock Plan and the Company’s 1995 Non-Employee Director Plan, of our reports dated February 22, 2016, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, which reports were included in this Annual Report on Form 10-K to be filed on or about February 22, 2016.

/s/ EisnerAmper LLP

Iselin, New Jersey
February 22, 2016